Exhibit 10.1

EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) between Civeo Corporation, a Delaware corporation (the “Company”), and Frank C. Steininger (the “Executive”) is made and entered into effective as of the date of May 4, 2015 (the “Effective Date”).

WHEREAS, Executive is a key executive of the Company or a subsidiary; and

WHEREAS, the Company believes it to be in the best interests of its stockholders to attract, retain and motivate key executives and ensure continuity of management; and

WHEREAS, it is in the best interest of the Company and its stockholders if the key executives can approach material business development decisions objectively and without concern for their personal situation; and

WHEREAS, the Company recognizes that the possibility of a Change of Control (as defined below) of the Company may result in the departure of key executives to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized this Agreement and certain similar agreements in order to retain and motivate key management and to ensure continuity of key management;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Agreement

(A)

This Agreement shall commence on the Effective Date and, subject to the provisions for earlier termination in this Agreement, shall continue in effect through the third anniversary of the Effective Date; provided, however, commencing on the Effective Date and on each day thereafter, the term of this Agreement shall automatically be extended for one additional day unless the Board shall give written notice to Executive that the term shall cease to be so extended in which event the Agreement shall terminate on the third anniversary of the date such notice is given.

(B)

Notwithstanding anything in this Agreement to the contrary, this Agreement, if in effect on the date of a Change of Control, shall automatically be extended for the 24-month period following the Change of Control.

(C)	Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

2.	Certain Definitions

(A)	“Cause” shall mean:

(i)     Executive’s conviction of (or plea of nolo contendere to) a felony, dishonesty or a breach of trust;

(ii)     Executive’s commission of any act of theft, fraud, embezzlement or misappropriation regardless of whether a criminal conviction is obtained;

(iii)     Executive’s continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after written demand is delivered by the Company, which demand identifies the manner in which the Company believes that Executive has failed to devote substantially all of his business time to the Company’s business affairs; or

(iv)     Executive’s unauthorized disclosure of confidential information of the Company.

(B)	“Change of Control” shall mean any of the following:

(i)     any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

(ii)     a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)     the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity)) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

(iv)     the stockholders of the Company approve a plan of complete liquidation of the Company; or

(v)     the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.

For the avoidance of doubt, in no event will a redomicile transaction or redomestication of the Company’s place of incorporation to Canada be deemed to constitute a “Change of Control” for purposes of this Agreement.

(C)

“Date of Termination” shall mean the date the Notice of Termination is given unless such Notice of Termination is by Executive in which event the Date of Termination shall not be less than 30 days following the date the Notice of Termination is given. Further, a Notice of Termination given by Executive due to a Good Reason event that is corrected by the Company before the Date of Termination shall be void.

(D)	“Good Reason” shall mean:

(i)     a material reduction in Executive’s authority, duties or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive duties or responsibilities materially inconsistent with those of Executive in effect immediately prior to the Change of Control;

(ii)     a material reduction of Executive’s compensation and benefits, including, without limitation, annual base salary, annual bonus, and equity incentive opportunities from those in effect immediately prior to the Change of Control;

(iii)     the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 8 hereof; or

(iv)     the Company requires Executive, without Executive’s consent, to be based at any office located more than 50 miles from the Company’s offices to which Executive was based immediately prior to the Change of Control, except for travel reasonably required in the performance of Executive’s duties.

Notwithstanding the above however, Good Reason shall not exist with respect to a matter unless all of the following conditions are satisfied: (i) the condition giving rise to Executive’s termination of employment must have arisen without Executive’s consent; and (ii) (1) Executive must provide written notice to the Company of such condition in accordance with Section 11 within 30 days of the initial existence of the condition, (2) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company and (3) the date of Executive’s termination of employment must occur within 30 days after the expiration of the cure period set forth in (2) above.

For purposes of this Agreement, “Good Reason” shall be construed to refer to Executive’s positions, duties, and responsibilities in the position or positions in which Executive serves immediately before the Change of Control, but shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.

For the avoidance of doubt, in no event will a redomicile transaction or redomestication of the Company’s place of incorporation to Canada be deemed to constitute “Good Reason” for purposes of this Agreement.

(E)

“Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For this purpose, termination of Executive’s employment shall be interpreted consistent with the meaning of the term “Separation from Service” in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulation authority.

(F)	“Protected Period” shall mean the 18-month period beginning on the effective date of a Change of Control.

(G)

“Target AICP” shall mean the targeted value of Executive’s annual incentive compensation plan bonus for the year in which the Date of Termination occurs or the fiscal year immediately preceding the Change of Control, whichever is a greater amount.

(H)

“Termination Base Salary” shall mean Executive’s annual base salary at the rate in effect at the time the Notice of Termination is given or, if a greater amount, Executive’s annual base salary at the rate in effect immediately prior to the Change of Control.

3.	No Employment Agreement.

(A)

This Agreement shall be considered solely as a “severance agreement” obligating the Company to pay Executive certain amounts of compensation and to provide certain benefits in the event and only in the event of Executive’s termination of employment for the specified reasons and at the times specified herein. The parties agree that this Agreement shall not be considered an employment agreement and that Executive is an “at will” employee of the Company.

(B)

Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board and the board of directors of the Company (if applicable) and from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

4.	Regular Severance Benefits.

Subject to Section 13, if the Company terminates Executive’s employment other than for Cause and not during the Protected Period, Executive shall receive the following compensation and benefits from the Company:

(A)

Within 15 days of the expiration of the Release Period (as defined in Section 13), the Company shall pay to Executive in a lump sum, in cash, an amount equal to one times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.

(B)

Notwithstanding anything in any Company stock plan or grant agreement to the contrary, all restricted shares, restricted stock units, phantom stock units or any other equity based award of Executive shall, to the extent such awards would have vested in accordance with their terms had Executive remained employed for the 12-month period following the Date of Termination, become vested and restrictions thereon shall lapse as of the expiration of the Release Period, and the Company shall promptly deliver such shares to Executive.

(C)

For the 12-month period following the date of termination of Executive’s employment with the Company, the Company shall continue to provide Executive and Executive’s eligible family members with medical and dental health benefits at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated. The medical and dental health benefits coverage shall be provided at full cost to the Executive during the applicable period. The Company shall also provide Executive with a lump sum payment within 15 days following the expiration of each of the two, sixth-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the full cost, reduced by the cost sharing applicable to active employees, of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Notwithstanding the foregoing, such benefits coverage shall not continue beyond the first sixty days following termination of Executive’s employment with the Company, and the lump sum payments shall not be paid, unless Executive complies with the requirements of Section 13 hereof by executing a general release. Notwithstanding the foregoing, if Executive becomes eligible to receive medical and dental benefits under another employer’s plans during the 12-month period following the date of termination of Executive’s employment with the Company, the Company’s obligations under this Section 4C shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered during the 12-month period following the date of termination of Executive’s employment with the Company, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within 15 days following the expiration of each of the two, six-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the cost of providing Executive and Executive’s eligible family members with the medical and dental health benefits coverage during each such preceding six-month period. Any lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination.

5.	Change of Control Severance Benefits

Subject to Section 13, if either (a) Executive terminates his employment during the Protected Period for a Good Reason event or (b) the Company terminates Executive’s employment during the Protected Period other than for Cause, Executive shall receive, the following compensation and benefits from the Company:

(A)

Within 15 days of the expiration of the Release Period, the Company shall pay to Executive in a lump sum, in cash, an amount equal to two times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.

(B)

Notwithstanding anything in any Company stock plan or grant agreement to the contrary, (i) all restricted shares, restricted stock units, phantom stock units and any other equity based award of Executive shall become 100% vested and all restrictions thereon shall lapse as of the expiration of the Release Period, and the Company shall promptly deliver such shares (or cash in lieu of shares in the case of phantom stock unit awards) to Executive and (ii) each then outstanding stock option of Executive shall become 100% exercisable as of the expiration of the Release Period and shall remain exercisable for 90 days following the lapse of the Release Period.

(C)

Executive shall be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive’s benefit as of the lapse of such sixty-day period except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which event the Company shall pay Executive a lump sum amount, in cash, within 15 days of the lapse of such sixty-day period, equal to the present value of such unvested accrued benefits that cannot become vested under the plan for the reasons provided above.

(D)

For the 24-month period following the date of termination of Executive’s employment with the Company, the Company shall continue to provide Executive and Executive’s eligible family members with medical and dental health benefits at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated. The medical and dental health benefits coverage shall be provided at full cost to the Executive during the applicable period. The Company shall also provide Executive with a lump sum payment within 15 days following the expiration of each of the four, sixth-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the full cost, reduced by the cost sharing applicable to active employees, of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Notwithstanding the foregoing, such benefits coverage shall not continue beyond the first sixty days following termination of Executive’s employment with the Company, and the lump sum payments shall not be paid, unless Executive complies with the requirements of Section 13 hereof by executing a general release. Notwithstanding the foregoing, if Executive becomes eligible to receive medical, dental and disability benefits under another employer’s plans during the 24-month period following the date of termination of Executive’s employment with the Company, the Company’s obligations under this Section 5D shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered during the 24-month period following the date of termination of Executive’s employment with the Company, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within 15 days following the expiration of each of the four, six-month periods following termination of Executive’s employment with the Company in such amount that, after all taxes on that amount, shall be equal to the cost of providing Executive and Executive’s eligible family members with medical and dental health benefits coverage during each such preceding six-month period. Any lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination.

(E)

For the period beginning on the date of termination of Executive’s employment with the Company and ending on December 31 of the second calendar year following the calendar year which includes the date of termination, or until Executive accepts other employment, including as an independent contractor, with a new employer, Executive shall be entitled to receive outplacement services, payable by the Company, with an aggregate cost not to exceed 15% of Executive’s Termination Base Salary, with an executive outplacement service firm reasonably acceptable to the Company and Executive.

6.	Parachute Taxes.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount”(as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

7.	Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Section 4C and Section 5D shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise. Executive shall not be entitled to receive any severance payments or benefits pursuant to any Company severance plan or program for employees in general.

8.	Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination by the Company other than for Cause.

9.	Indemnity.

In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

10.	Code Section 409A Restrictions.

(A)

Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.

(B)

Notwithstanding anything in this Agreement to the contrary, if payment of any amounts under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payments is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payments that Executive would otherwise be entitled to during the first six months following the date of the Executive’s termination of employment with the Company shall be accumulated and paid on the first business day that is six months after the date of the Executive’s termination of employment with the Company, or such earlier date upon which such payments can be paid under Section 409A without being subject to such additional taxes and interest. If this Section becomes applicable such that any payments are delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date they would otherwise have been made absent such delay to the actual date of payment, at the prime or base rate of interest announced by Wells Fargo Bank (or any successor thereto) at its principal office in Houston, Texas on the date of such termination, which shall be paid in a lump sum on the actual date of payment of the delayed payments.

(C)

Notwithstanding anything in this Agreement to the contrary, if benefits to be made available under this Agreement would be subject to additional taxes and interest under Section 409A because the provision of such benefits is not delayed for the first six months following the date of the Executive’s termination of employment with the Company as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, such benefits shall not be delayed; however, the Executive shall pay to the Company, at the time or times such benefits are provided, the fair market value of such benefits, and the Company shall reimburse the Executive for any such payments on the fifth business day following the expiration of such six-month period.

(D)

Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A) in accordance with any of the methods permitted under the regulations issued under Section 409A.

11.	Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.

Company: Civeo Corporation 333 Clay Street, Suite 4980 Houston, Texas 77002 Attn: Chairman of the Board	Executive: Frank C. Steininger c/o Civeo Corporation 333 Clay Street, Suite 4980 Houston, Texas 77002

12.	Arbitration.

Subject to the Company’s right to seek equitable or injunctive relief pursuant to Section 14, the parties agree to resolve any claim or controversy arising out of or relating to this Agreement, including but not limited to the consequences of any termination of employment of Executive, by binding arbitration under the Federal Arbitration Act before one arbitrator in Houston, Texas, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitrator shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the arbitrator deems appropriate. Except as provided above, each party shall pay its own costs and expenses (including, without limitation, attorneys’ fees) relating to any mediation/arbitration proceeding conducted under this Section 12.

13.	Waiver and Release.

As a condition to the receipt of any payment or benefit as a severance payment under Section 4 or 5 of this Agreement, Executive must first execute and deliver to the Company a binding general release, as prepared by the Company in substantially the form attached hereto as Exhibit A, that releases the Company, its officers, directors, employees, agents, subsidiaries and affiliates from any and all claims and from any and all causes of action of any kind or character that Executive may have arising out of Executive’s employment with the Company or the termination of such employment, but excluding (i) any claims and causes of action that Executive may have arising under or based upon this Agreement, and (ii) any vested rights Executive may have under any employee benefit plan or deferred compensation plan or program of the Company. The general release described above must be effective and irrevocable within 55 days after the date of Executive’s termination of employment with the Company (the “Release Period”).

14.	Restrictive Covenants.

During Executive’s employment with the Company, the Company shall give Executive access to some or all of its Confidential Information, as defined below, that Executive has not had access to or knowledge of before the execution of this Agreement.

(A)

Non-Competition. Executive agrees that, in consideration for the Company’s promise to provide Executive with Confidential Information, during the Term and for a period of twelve (12) months following any termination of employment (the “Restricted Period”), he will not either directly or indirectly, own, manage, operate, control, invest in, hold shares or any other equity interest in, lend to, serve as a consultant to, be employed by, participate in, be a director, officer, trustee or be connected, in any manner, with the ownership, management, operation or control of any business that directly or indirectly in whole or in part engages in the business of (i) the design, manufacture, sale and/or lease of mobile or modular buildings, or (ii) providing remote site, workforce accommodations or associated facility management services, catering, water and wastewater treatment, commercial laundry or personnel logistics, in British Columbia, Alberta, Saskatchewan, Manitoba or the United States of America; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded or in any company where such ownership is expressly disclosed to the Company by Executive prior to execution of this Agreement. Executive agrees that, in order to protect the Company’s Confidential Information, it is necessary to enter into this restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement.

(B)

Confidential Information. Executive agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This subsection shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this subsection with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company. “Confidential Information” is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) that relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s trade secrets, proprietary information, financial documents, long range plans, customer or supplier lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

(C)

Non-Solicitation. To protect the Company’s Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive covenants and agrees that during Restrictive Period, Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company, from the Company’s clients, suppliers or customers, or those individuals or entities with whom the Company did business during Executive’s employment. Executive further agrees that during Executive’s employment and for the Non-Solicitation Period, Executive will not, except on behalf of the Company, either directly or indirectly, or by acting in concert with others, solicit or influence any Company employee to leave the Company’s employment.

(D)

Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

(E)

No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.

(F)

Breach. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 14 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Section 14 by Executive, and the Company or its direct or indirect subsidiaries shall be entitled to enforce the provisions of this Section 14 by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 14 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents and/or any termination or offset against any payments that may be due pursuant to this Agreement.

(G)

Enforceability. The agreements contained in this Section 14 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section does not excuse Executive from complying with the agreements contained herein.

(H)	Survivability. The agreements contained in this Section 14 shall survive the termination of this Agreement for any reason.

(I)

Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 14 would cause irreparable injury to the Company. Executive expressly represents that enforcement of the restrictive covenants set forth in this Section 14 will not impose an undue hardship upon Executive or any person affiliated with Executive. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the Restricted Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

15.	Employment with Affiliates.

Employment with the Company for purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all outstanding equity interests, and employment with any entity which has a direct or indirect interest of 50% or more of the total combined voting power of all outstanding equity interests of the Company.

16.	Governing Law.

(A)	THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(B)	EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN HARRIS COUNTY, TEXAS, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

17.	Entire Agreement.

This Agreement is an integration of the parties’ agreement and no agreement or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement hereby expressly terminates, rescinds and replaces in full any prior agreement (written or oral) between the parties relating to the subject matter hereof.

18.	Withholding of Taxes.

The Company shall withhold from all payments and benefits provided under this Agreement all taxes required to be withheld by applicable law.

19.	Beneficiary.

In the event Executive dies before receiving the lump sum severance payment to which Executive was entitled hereunder, Executive’s spouse or, if there is no spouse, the beneficiary designated by Executive under the Company-sponsored group term life insurance plan, shall receive such payment.

[End of Page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective for all purposes as of the Effective Date.

CIVEO CORPORATION

By: /s/ Bradley J. Dodson

Name: Bradley J. Dodson

Title: President & CEO

EXECUTIVE

/s/ Frank C. Steininger

Frank C. Steininger

Title: Senior Vice President, Chief Financial Officer

and Treasurer

Exhibit A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Agreement”) is made and entered into effective as of the ______ day of __, 20__ by and between Civeo Corporation, a Delaware corporation (“Employer”), and ____________ (“Executive”) (collectively, the “Parties”). Reference is made herein to the Employment Agreement effective as of __________ between Employer and Executive. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings given such terms in the Employment Agreement.

1.	Termination of Employment.

Effective as of _____________, 20__ (the “Separation Date”), Executive’s employment has been terminated and he has resigned from and any and all positions he has held with Employer and any affiliates.

2.	Separation Benefits.

In satisfaction of the [Executive / Executive Change of Control] Agreement and in consideration of Executive’s execution (without revocation) of this Agreement and his release of all claims as provided in this Agreement, and Executive’s other agreements herein, Employer agrees to provide Executive with the following benefits, less all required withholding and other authorized deductions, provided that the Waiver Effective Date (as defined in Section 14) has occurred on or before lapse of 55 days following Separation Date (the “Release Period”):

(a)     [Insert severance benefits under Section 4 or Section 5 of the [Executive / Executive Change of Control] Agreement, as applicable]

3.	Other Benefits.

Employer shall pay all accrued but unpaid base salary and all accrued but unused vacation pay to Executive in a lump sum in cash as soon as practicable after the Separation Date.

4.	No Other Compensation.

Except as set forth in Sections 2 and 3 above, Executive shall not be entitled to any other salary, commission, bonuses, employee benefits (including long and short term disability, 401(k), and pension), expense reimbursement or compensation from Employer or its affiliates after the Separation Date and all of Executive’s rights to salary, commission, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Separation Date from Employer (other than vested benefits under Employer’s employee benefit plans which are payable to Executive pursuant to the terms and conditions set forth in the applicable plan documents) shall cease upon the Separation Date, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985).

5.	General Release.

In consideration of the payments to be made hereunder and having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Executive has sustained or claimed, or may be entitled to claim, Executive, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue Employer, its parents, subsidiaries, affiliates, successors and assigns, and its past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Executive had, now has, or may have against the Released Parties relating in any way to Executive’s employment with Employer or termination thereof, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Released Parties except as otherwise described herein; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Agreement. Nothing in this Agreement shall be construed to release Employer from any obligations set forth in this Agreement.

Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with Employer and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; and Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991; 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA) as well as any claims regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with Employer.

In addition, Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties.

This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.	Acknowledgement of Waiver of Claims under ADEA.

Executive expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging Employer and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims he has or may have against Employer including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Executive further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Executive further acknowledges: (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Agreement; (b) that he has carefully read and fully understands all of the provisions of this Agreement; (c) he is, through this Agreement, releasing Employer from any and all claims he may have against it; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Agreement; (e) he has at least 211 days within which to consider this Agreement; and (f) he has seven days following his execution of this Agreement to revoke the Agreement (as provided in Section 14 of this Agreement); and (g) this Agreement shall not be effective until the revocation period has expired and Executive has signed and has not revoked the Agreement.

7.	Confidential Information and Protective Covenants.

The Parties agree that all terms and provisions of Section 14 of the Employment Agreement related to Confidential Information, Non-Competition and Non-Solicitation shall remain in full force and effect for the applicable period following the Separation Date as provided in the Employment Agreement. Executive represents that he has complied with Section 14 of the Employment Agreement related to the return of Employer’s Confidential Information and other Employer property.

8.	Non-Disparagement.

Executive shall not, directly or indirectly, make or cause to be made and shall use his best efforts to cause the officers, directors, employee, agents and representatives of any entity or person controlled by Executive not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any person or entity, including members of the investment community, press, and customers, competitors and advisors to Employer, about Employer, its shareholders, subsidiaries or affiliates, their respective officers or members of their boards of directors, or the business strategy or plans, policies, practices or operations of Employer, its shareholders, subsidiaries or affiliates; provided, however, that (i) nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and (ii) Executive does not need prior authorization from the Employer to make any such reports or disclosures and Executive is not required to notify the Employer that he has made such reports or disclosures.

1 If termination is part of a group for purposes of ADEA, increase to 45 days and include required demographic information

9.	Cooperation Agreement.

Executive acknowledges that in the course of his employment with Employer, Executive has gained knowledge and experience and/or was a witness to events and circumstances that may arise in or relate to Employer’s defense or prosecution of current or subsequent proceedings. Executive agrees to cooperate fully with Employer’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to, any litigation, administrative actions or arbitrations.

10.	Resolution of Claims.

The provisions of this Agreement are contractual and not merely recitals and are intended to resolve disputed claims. No party hereto admits liability of any kind and no portion of this Agreement shall be construed as an admission of liability.

11.	No Assignment of Claims.

Executive and Employer represent, recognizing that the truth of the following representation is a material consideration upon which this Agreement is based, that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof, or interest therein relating to any claims being released by any party to this Agreement, and that they are unaware of any other entity having any interest in such claims, and agree to indemnify and hold the other party harmless from and against any and all claims, based on or arising out of any such third-party interest in, or assignment or transfer, or purported assignment or transfer of, any claims, or any portion thereof or interest therein.

12.	Governing Law.

(a)     THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(b)     EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN HARRIS COUNTY, TEXAS, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

13.	Sufficient Time to Review.

Executive acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement; (b) that he has the right to consult with legal counsel regarding this Agreement and is encouraged to consult with legal counsel with regard to this Agreement; (c) that he has had (or has had the opportunity to take) 212 calendar days to discuss the Agreement with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement; (f) that by this Agreement he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from Employer in order to make a knowing and voluntary release and waiver of all claims against Employer.

14.	Revocation/Payment.

Executive acknowledges and agrees that he has seven days from the date of the execution of this Agreement within which to rescind or revoke this Agreement by providing notice in writing to Employer. To revoke this Agreement, Executive must deliver written notice of such revocation to [Name, Title, Address] no later than [Date]. Executive further understands that the Agreement will have no force and effect until the end of that seventh day (the “Waiver Effective Date”), and that he will receive the benefits identified in Section 2 above after the Waiver Effective Date and following Employer’s receipt of the Agreement as executed by Executive if the Agreement is not revoked. If Executive revokes the Agreement pursuant to this Section 14, Employer will not be obligated to provide Executive with the separation payments identified in Section 2 and other benefits described in this Agreement, and this Agreement shall be deemed null and void.

15.	Taxes.

All payments made by Employer under this Agreement will be subject to applicable federal, state and local taxes, and withholdings required for the same, which taxes will be the responsibility of Executive. Executive is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement.

16.	Entire Agreement; Severability.

This Agreement constitutes the entire agreement and understanding between the Parties and each of their affiliates (including, without limitation, the Released Parties) and replaces, cancels and supersedes any prior agreements and understandings relating to the subject matter hereof including, without limitation, the Employment Agreement, except as expressly provided herein, and all prior representations, agreements, understandings and undertakings among the parties hereto with respect to the subject matter hereof are merged herein. The Parties agree that this Agreement is the entire agreement between the parties relating to the subject matter hereof, and that there is no agreement, representation or other inducement for the execution of this Agreement other than the consideration recited herein.

Should any provision of this Agreement be found to be invalid or unenforceable, the remaining provisions of this Agreement shall be deemed to be in full force and effect, at Employer’s sole discretion, to the fullest extent permitted by law. Any waiver of any term or provision of this Agreement shall not be deemed a continuing waiver and shall not prevent Employer from enforcing such provision in the future.

2 Increase to 45 days in the event termination is part of a group under ADEA.

17.	Section 409A.

Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (a) exempt from Section 409A of the Internal Revenue Code of 1986, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (b) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.

18.	Binding Effect.

This Agreement shall be binding on and inure to the benefit of each of the parties hereto, as well as their respective successors, assigns, heirs, executors and administrators.

EMPLOYEE AFFIRMS THAT HE HAS CONSULTED WITH HIS ATTORNEY OR HAS HAD AN OPPORTUNITY TO DO SO PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS EXECUTING THE AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CIVEO CORPORATION

By:     ________________________________

Name:

Title:

EXECUTIVE

________________________________

[Name]

Title: